Exhibit 99.1
For Immediate Release

Company Contacts: Randall Marx, Chief Executive Officer randall.marx@arcwireless.net Richard Anderson, Investor Relations richard.anderson@arcwireless.net web page: www.arcwireless.net	ARC Wireless Solutions, Inc. Phone: 303-421-4063 Fax: 303-424-5085

ARC WIRELESS SOLUTIONS REPORTS SECOND QUARTER RESULTS

     Wheat Ridge, Colorado August 8, 2008 – ARC Wireless Solutions, Inc. ("Company") (NASDAQ:ARCW) today announced operating results for the second quarter ended June 30, 2008.

     Sales for the three months ended June 30, 2008 were $1,727,000 compared to $2,089,000 for the three months ended June 30, 2007. The 17% decrease in sales as compared to the same period last year is primarily attributable to lower comparable sales to one customer, the delay by a number of other customers of scheduled orders in the period and finished goods delays from our China operation.

     The net loss for the three months ended June 30, 2008 was $(197,000), or $(.065) per share, compared to a profit of $106,000, or $.03 per share, for the three months ended June 30, 2007. The loss for the three months ended June 30, 2008 is primarily due to the decrease in sales, a $54,000 increase in SG&A and a decrease of $94,000 in interest income due primarily to lower interest rates.

     Gross profit was 38% for the three months ended June 30, 2008 and for the three months ended June 30, 2007. The stability of the gross margin is primarily due to lower operating costs from our China operations resulting in the reduction of operating overhead in the Company’s U.S. operations.

     Sales for the six months ended June 30, 2008 were $3,621,000 as compared to $3,669,000 for the six months ended June 30, 2007. Gross profit margins were 38% and 33% for the six months ended June 30, 2008 and June 30, 2007, respectively. The increase in gross margin is again primarily due to lower operating costs from our China operations resulting in the reduction of operating overhead in the Company’s U.S. operations.

     The loss for the six months ended June 30, 2008 was $(303,000), or $(.10) per share, compared to a loss of $(192,000), or $(.06) per share, for the six months ended June 30, 2007. The primary reasons for the increase in the loss are attributable to the increases in SG&A of $116,000 and the decrease in interest income of $142,000.

     “Our quarterly results compared to last year were below our expectations due to the dramatic drop in sales to a large customer. Despite the decrease in second quarter sales, we are encouraged with the addition of a number of new customers so far this year,” stated Randall P. Marx, Chief Executive Officer. “As with many US based companies we are finding that domestic conditions remain challenging. Therefore, we are concentrating on the business issues that we can control such as tightening our domestic credit policies and reduction in both domestic and China expenses. We also believe that changes we are making to our China operations will free up our domestic resources to better enable us to develop and introduce more new products. Furthermore, given the value of the US dollar, we are making extensive efforts to expand our products into international markets.

     With the increase in raw material components, the decrease in the value of the dollar and increased costs related to energy, the stability of the antenna Division’s gross margins in fiscal year 2008 is a credit to our supply chain management efforts. As price becomes more of a factor for our business, we have developed a strong foundation that provides a platform for us to execute on our plans for profitable growth. We expect this to enhance our ability to grow while expanding our capacity to meet the challenges to enable us to support our customers with products and solutions that anticipate and address the expected pricing pressures of the wireless industry.”

     Commenting on the Company’s acquisition strategy, Mr. Marx concluded: “As previously announced the Company has engaged Knox and Co., a Westport, Connecticut investment banking firm to assist the company with strategic alternatives to unlock our existing potential and add value for our shareholders both from our existing assets and through future opportunities.”

About ARC Wireless Solutions, Inc.

     ARC Wireless Solutions, Inc. is involved in selective design, manufacturing, marketing and selling of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including Wi-Fi® and WiMAX™ panel antennas, mobile GPS, and cellular antennas, as well as base station antennas (for cellphone towers), through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong Ltd. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless Inc. subsidiary, are headquartered in Wheat Ridge, Colorado. The Company’s Hong Kong subsidiary is located in Central, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, and the Company’s ability to successfully utilize its cash, that could cause actual results to differ materially from the Company’s expectations. The Company does not intend (and is not obligated) to update publicly any forward-looking statements.